As filed with the Securities and Exchange Commission on May 17, 2018.

Registration Nos. 333-224185 and 333-224984

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CESCA THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	3821	94-3018487
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No. )

2711 Citrus Road

Rancho Cordova, California 95742

(916) 858-5100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vivian Liu

Chief Operating Officer

2711 Citrus Road

Rancho Cordova, California 95742

(916) 858-5100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Curt P. Creely, Esq.	Jeffrey Fessler, Esq.
John Wolfel, Esq.	Sheppard Mullin Richter & Hampton LLP
Foley & Lardner LLP	30 Rockefeller Plaza, 39th Floor
100 North Tampa Street, Suite 2700	New York, New York 10112
Tampa, Florida 33602	Phone: (212) 653-8700
Phone: (813) 229-2300	Fax: (212) 653-8701
Fax: (813) 221-4210

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (Registration Nos. 333-224185 and 333-224984)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-224185), as amended, declared effective on May 16, 2018 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provisions of Part I or Part II of the Registration Statement other than Item 16(a).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Document Description
5.1	Opinion of Foley & Lardner LLP (Filed herewith)
23.3	Consent of Foley & Lardner LLP (included in Exhibit 5.1)
24.1	Power of Attorney (Incorporated by reference to Exhibit 24.1 to Form S-1 filed with the SEC on April 6, 2018)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Cordova, State of California, on this 17th day of May, 2018.

Cesca Therapeutics Inc.

By:	/s/ Xiaochun Xu
Xiaochun “Chris” Xu, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xiaochun Xu	Chief Executive Officer and Chairman of the Board	May 17, 2018
Xiaochun “Chris” Xu	(Principal Executive Officer)

/s/ Jeff Cauble	Principal Financial and Accounting Officer	May 17, 2018
Jeff Cauble	(Principal Financial Officer and Principal Accounting Officer)

/s/ Vivian Liu	Chief Operating Officer and Director	May 17, 2018
Vivian Liu

*	Director	May 17, 2018
Russell Medford

*	Director	May 17, 2018
Joseph Thomis

*	Director	May 17, 2018
Mark Westgate

*	Director	May 17, 2018
James Xu

*By:  /s/ Xiaochun Xu

Xiaochun “Chris” Xu, as attorney-in-fact